Exhibit 99.1

C.H. Robinson Worldwide, Inc.
8100 Mitchell Road, Suite 200
Eden Prairie, Minnesota 55344

Chad Lindbloom, vice president and chief financial officer (952) 937-7779
Angie Freeman, media relations (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS FOURTH-QUARTER AND ANNUAL RESULTS
Income From Operations Up 14.8 Percent For The Year

MINNEAPOLIS, February 5, 2002 — C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq:CHRW), today reported financial results for the three months and twelve months ended December 31, 2001. As previously reported, all prior period per share data is reflective of a two-for-one stock split, effected in the form of a 100 percent stock dividend paid on December 1, 2000.

For the fourth quarter of 2001, net revenues increased 4.3 percent to $112.1 million from $107.4 million in 2000. Income from operations increased 10.7 percent to $33.6 million from $30.3 million in 2000. Net income increased 10.5 percent to $20.6 million from $18.6 million in 2000. Basic net income per share and diluted net income per share increased 9.1 percent to $0.24 from $0.22 cents per share in 2000.

For 2001, net revenues increased 8.9 percent to $456.6 million from $419.3 million in 2000. Income from operations increased 14.8 percent to $134.3 million from $117.0 million in 2000. Net income increased 17.9 percent to $84.0 million from $71.2 million in 2000. Basic net income per share increased 19.0 percent to $1.00 from $0.84 cents per share in 2000. Diluted net income per share increased 18.1 percent to $0.98 from $0.83 cents per share in 2000.

“Despite the many challenges of this environment, C.H. Robinson is as strong as ever,” said D.R. “Sid” Verdoorn, chairman and chief executive officer of C.H. Robinson. “Our non-asset-based, variable-cost business model has enabled us to adjust to these difficult market conditions. We’ve continued our strategy of aggressively selling and capturing market share along with carefully managing our operating expenses. We believe that this focus, along with our empowered profit centers and their strong relationships with a diverse customer and carrier base, will continue to pay dividends and position us well for an eventual U.S. economic recovery. Based on what we’ve seen so far, we believe the first quarter of 2002 will continue to be tough. We’re confident our emphasis on sales and marketing will enhance our opportunities through this slow economic period.”

For the fourth quarter and year ended December 31, 2001, transportation net revenues increased 4.1% and 9.9% respectively. The growth in truck net revenues, including LTL, was achieved by transaction volume increases, despite a decline in the overall freight volumes of some of the company’s major customers. Truck net revenue per transaction for the fourth quarter was down

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C. H. Robinson Worldwide, Inc.
February 5, 2002

slightly compared to the fourth quarter last year. The company’s intermodal net revenue growth was driven by shippers’ focus on cost savings and their increased trust in railroad service levels.

Sourcing net revenues increased 7.2% and 3.1% for the fourth quarter and year ended December 31, 2001. The company continues to see the trend of less volume with its traditional business with produce wholesalers, which is offset by increases in volumes and net revenues with large retailers.

For the fourth quarter and year ended December 31, 2001, information services net revenues increased 3.0% and 2.8%, respectively. In the fourth quarter of 2000, this business line was comprised of T-Chek Systems, a freight payment company, and software license fees. The license fees terminated at the end of 2000 and the freight payment company was phased out June 30, 2001. For the fourth quarter and year ended December 31, 2001, T-Chek Systems had growth of 12.3% and 12.1% respectively. The difficult environment for carriers has impacted the growth of T-Chek, which provides funds transfer and information services to the carrier community.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest third-party logistics companies in North America. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, serving 14,000 customers through a network of 139 offices in North America, South America and Europe. C.H. Robinson maintains the single largest network of motor carrier capacity in North America through contracts with more than 20,000 motor carriers, and is one of the largest third-party providers of intermodal services in the United States.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements which are based on certain assumptions and expectations of future events. These assumptions and expectations are dependent on and subject to certain risks and uncertainties including, but not limited to such factors as market demand, pricing, risks associated with operations outside of the U.S., changing economic conditions such as general economic slowdown and decreased consumer confidence, and other risk factors detailed under “Cautionary Statement” in Exhibit 99 to C.H. Robinson’s Annual Report on Form 10-K filed on March 30, 2001.

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C. H. Robinson Worldwide, Inc.
February 5, 2002

CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Prior periods have been restated to reflect a 100% stock dividend paid on December 1, 2000)

	Three months ended December 31, (unaudited)		Twelve months ended December 31,

	2001	2000	2001	2000

Gross revenues and management fees	$ 776,377	$ 733,475	$3,090,072	$2,882,175

Net revenues:
Transportation:
Truck	$ 84,309	$ 83,000	$ 347,991	$ 313,650
Intermodal	4,472	3,833	16,119	14,422
Ocean	5,187	3,697	16,345	16,337
Air	706	721	2,699	3,555
Miscellaneous	1,984	1,580	7,286	7,177

Total transportation	96,658	92,831	390,440	355,141
Sourcing	10,002	9,332	45,154	43,793
Information services	5,408	5,253	20,978	20,409

Total net revenues	112,068	107,416	456,572	419,343

Operating costs and expenses:
Personnel expenses	55,964	51,943	224,997	205,111
Selling, general and administrative	22,531	25,140	97,301	97,224

Total operating costs and expenses	78,495	77,083	322,298	302,335

Income from operations	33,573	30,333	134,274	117,008
Investment and other income	346	462	4,099	750

Income before provision for income taxes	33,919	30,795	138,373	117,758
Provision for income taxes	13,331	12,166	54,381	46,516

Net income	$ 20,588	$ 18,629	$ 83,992	$ 71,242

Net income per share (basic)	$ 0.24	$ 0.22	$ 1.00	$ 0.84
Net income per share (diluted)	$ 0.24	$ 0.22	$ 0.98	$ 0.83
Weighted average shares outstanding (basic)	84,478	84,457	84,374	84,529
Weighted average shares outstanding (diluted)	85,767	85,844	85,774	85,717

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C. H. Robinson Worldwide, Inc.
February 5, 2002

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2001	December 31, 2000

Assets
Current assets:
Cash and investments	$ 115,741	$ 79,912
Receivables	370,378	354,953
Other current assets	17,096	25,374

Total current assets	503,215	460,239
Net property and equipment	30,920	29,402
Intangible and other assets	149,355	154,566

	$ 683,490	$ 644,207

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable	$ 267,708	$ 285,932
Accrued compensation	32,098	33,456
Other accrued expenses	23,722	26,863

Total current liabilities	323,528	346,251
Total long term liabilities	4,147	940
Total stockholders’ investment	355,815	297,016

	$ 683,490	$ 644,207

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C. H. Robinson Worldwide, Inc.
February 5, 2002

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, except per share data)

	Twelve months ended December 31,

	2001	2000

Operating activities:
Net income	$ 83,992	$ 71,242
Depreciation and amortization	19,136	17,318
Other non-cash expenses	11,092	(195)
Net changes in operating elements	(39,768)	(13,875)

Net cash provided by operations	74,452	74,490
Investing activities:
Net property (additions) retirements	(12,101)	(15,131)
Cash paid for acquisitions, net	-	(5,898)
Other assets, net	(1,116)	(3,063)

Net cash used for investing	(13,217)	(24,092)
Financing activities:
Net sales (repurchases) of common stock	(8,505)	(6,685)
Cash dividends	(16,901)	(13,438)

Net cash used for financing activity	(25,406)	(20,123)
Net increase in cash	35,829	30,275
Cash and cash equivalents, beginning of period	79,912	49,637

Cash and cash equivalents, end of period	$ 115,741	$ 79,912

	As of December 31,

Operational Data:	2001	2000

Employees	3,770	3,677
Branches	139	137

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